Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of October 9, 2017 by and among Ronin Trading, LLC, John S. Stafford, III, SWIM Partners LP, SW Investment Management LLC, Stephen White, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian (collectively, the “Existing Members”) and James J. Egan (the “New Member”).

WHEREAS, the Existing Members are parties to that certain Joint Filing and Solicitation Agreement, dated as of July 12, 2017 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of (i) seeking representation on the Board of Directors of Peregrine Pharmaceuticals, Inc. at the 2017 Annual Meeting (as defined in the Agreement), (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing; and

WHEREAS, the New Member desires to join the group formed by the Existing Members.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.         Effective immediately, the New Member is joined as a party to the Agreement.

2.         The New Member agrees to be bound by the terms of the Agreement, including the obligations of a member of the Group (as defined in the Agreement), the terms of which are incorporated herein and made a part hereof.

3.         This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

Ronin Trading, LLC

By:	/s/ John S. Stafford, III
	Name:	John S. Stafford, III
	Title:	Manager

/s/ John S. Stafford, III
John S. Stafford, III Individually and as attorney-in-fact for Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian

SWIM Partners LP

By:	SW Investment Management LLC General Partner

By:	/s/ Stephen White
	Name:	Stephen White
	Title:	Manager

SW Investment Management LLC

By:	/s/ Stephen White
	Name:	Stephen White
	Title:	Manager

/s/ Stephen White
Stephen White

/s/ James J. Egan
James J. Egan